Exhibit 77E


There  are multiple pending class and derivative actions ("Actions") filed since

September  4,  2003 against the Strong Funds, their affiliates and other parties as defendants primarily  regarding  market  timing and late trading allegations.

The  Actions now pending were either filed in  federal  court  or  were  removed there.  The  Actions  generally  allege, among other things, that the defendants violated their fiduciary duty to fund  shareholders  and certain retirement plan

participants,  and  made  false  and  misleading  statements   in   the   funds'

prospectuses  in  violation  of  federal and state securities laws.  The Actions generally  seek one or more of the  following:  compensatory  damages,  punitive damages, special damages, exemplary damages, rescission, restitution, payment of plaintiffs'  attorneys'  fees and experts' fees, and/or replacement of the Board of Directors of the Strong Funds.


On February 20, 2004, the  United  States  Judicial  Panel  for  Multi  District

Litigation  ("MDL") ordered the transfer of several cases involving late trading or market timing  in several mutual fund families to the District of Maryland so they could be coordinated  and  possibly consolidated with other cases involving the same fund family.  All pending  cases  naming  the  Strong  Funds  or  their affiliates were ultimately transferred by the MDL to the District of Maryland as

"tag-along   actions."   On  September  30,  2004,  three  consolidated  amended

complaints were  filed  in  the  District of Maryland court:  one for derivative claims, one for class actions, and  one  for  ERISA claims.  The derivative suit seeks to be brought on behalf of various Strong Funds, including the Registrant.

The  class action suit names the Registrant as a  defendant.    The  ERISA  suit

names certain affiliates of the Registrant as defendants.


In late  February  2005,  the Strong Funds and other defendants moved to dismiss the consolidated amended complaints  for,  among  other things, failure to state claims.  On November 3, 2005, the court denied the  motion to dismiss certain of the class action plaintiffs' claims against all the Strong defendants except the five  "independent  directors"  of  the  Strong Funds, as  to  whom  ruling  was deferred; denied the motion to dismiss certain  other  class claims subject to a determination of whether it should be brought as a class  or  derivative  claim;

and  dismissed  all  other  claims  (which included, among others, all state law

based claims), some with leave to re-plead.   With respect to the ERISA suit, on

December  6,  2005,  the  court granted the motion  to  dismiss  as  to  certain affiliates of the Registrant,  but  with leave to re-plead, and otherwise denied the motion to dismiss with respect to other affiliates of the Registrant.


The Attorney General of West Virginia  commenced  an action in the Circuit Court of  Marshall County, West Virginia against a number  of  mutual  fund  families,

including  affiliates of the Registrant.  The complaint alleges market timing or late trading  violations against the defendants and claims that such actions are

unfair or deceptive  acts  under  West  Virginia  law.   The  state  is  seeking

injunctive  relief,  civil  penalties,  investigative costs and attorneys' fees.

The case was removed to federal court and  transferred to the MDL proceedings in

Maryland.